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                      [DONALDSON, LUFKIN & JENRETTE LOGO]

                               October 14, 1997

Board of Directors
Thompson PBE, Inc.
4553 Glencoe Avenue, Suite 200
Marina del Rey, CA 90292

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the stockholders of Thompson PBE, Inc. (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the proposed Agreement and Plan of Merger, dated as of October 14, 1997 (the "Agreement"), by and among FinishMaster, Inc. ("FinishMaster"), FMST Acquisition Corporation ("Sub"), a wholly owned subsidiary of FinishMaster, and Thompson pursuant to which Sub will be merged (the "Merger") with and into Thompson.

     Pursuant to the Agreement, Sub will commence a tender offer for any and all outstanding shares of the Company's common stock at a price of $8.00 per share in cash (the "Tender Offer"). The Tender Offer is to be followed by the Merger in which the shares of all stockholders who did not tender will be converted into the right to receive $8.00 per share in cash.

     In arriving at our opinion, we have reviewed the Agreement and the annexes and exhibits thereto. We have also reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with management were certain financial projections of the Company for the period beginning September 30, 1997 and ending September 30, 2001 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the decision of this Company's board of directors to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to whether such stockholder should tender its shares in the Tender Offer or how such stockholder should vote on the Merger.

     Donaldson, Lufkin & Jenrette Securities Corporation, as part of its investment banking services, is regularly based in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.
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     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: Marc Dien
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                                            Marc Dien
                                            Senior Vice President